Exhibit 10.1

EXECUTION COPY

March 30, 2015

Mr. George Sohos

at the address

in the Schedule

Re:	Separation Agreement

Dear George,

This letter agreement (this “Agreement”) sets forth the terms of your departure from KCG Holdings, Inc., a Delaware corporation (the “Company” and, together with its affiliates, “KCG”).

1. Separation Date. Effective March 2, 2015 (your “Effective Date”), you resigned your employment with KCG. In addition, you have resigned as of the Effective Date from any other position that you may hold as an officer or director of KCG. No further action is or will be required for your resignation from such positions to become effective.

2. Your Employment Agreement. You and KCG agree that, except as otherwise set forth in this Agreement, the terms and conditions of your employment agreement with KCG, dated November 1, 2013 and executed by you on November 5, 2013, (your “Employment Agreement”) shall remain in full force and effect. Unless otherwise defined in this Agreement, terms are used with the same meaning as your Employment Agreement.

3. Separation Entitlements. In accordance with Section 6(e) of your Employment Agreement and subject in all respects to Section 6(h) of the Employment Agreement:

A. Accrued Salary and Vacation. The Company will pay you your Accrued Compensation within 30 days of the Effective Date, subject to standard payroll deductions and withholdings. Your Accrued Compensation will include payment in respect of 3 days of accrued but unused vacation.

B. Earned Annual Incentive. You agree that the Company has paid your Earned Annual Incentive in respect of the 2014 calendar year.

C. Accrued Annual Incentive. You agree that you have forfeited your Accrued Annual Incentive in respect of the 2015 calendar year.

D. KCG Equity Awards. Subject to Section 6(h)(2) of your Employment Agreement, your Annual Incentive Equity will continue to vest as if your

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employment with the Company had continued. Any other KCG equity awards granted to you under the KCG Amended and Restated Equity Incentive Plan will be governed by the terms and conditions of such plan and the relevant award agreement unless as otherwise set forth herein. For the sake of clarity, your vested Performance Awards in the form of options will remain exercisable for three (3) months following the Effective Date. You agree that the Company has separately provided you with a schedule setting forth the equity awards you will be eligible to receive pursuant to this Section 3D and Section 7C of this Agreement.

4. Non-Solicitation. As contemplated by the Schedule, the Company elects to enforce the Non-Solicitation covenant set forth in Section 8(d) of your Employment Agreement. Although your continued vesting in the Annual Incentive Equity awards is conditioned upon your compliance with Section 8(d) of your Employment Agreement, your compliance with Section 8(d) will not be required after the 18 month Non-Solicitation Period for continued vesting in the Annual Incentive Equity awards. For the sake of clarity, the 18 month Non-Solicitation Period commenced on the Effective Date and ends on September 2, 2016.

5. Clawback. You acknowledge that, except for isolated, insubstantial inadvertent failures not taken in bad faith, in the event of your failure to comply with the Non-Solicitation set forth in 8(d) of your Employment Agreement, you will, pursuant to Section 6(h)(2)(A) and 6(h)(2)(B) of your Employment Agreement, forfeit the unvested portion of your Annual Incentive Equity awards and be required to pay KCG an amount equal to the gain you recognized upon the vesting of any such awards that occurred between the Effective Date and the date KCG determines you have breached Section 8(d), as applicable. For the avoidance of doubt, your Annual Incentive Equity awards and any other KCG equity awards granted to you will remain subject, in all respects, to the provisions regarding Recapture and Adjustment set forth in Section 11.5 of the KCG Amended and Restated Equity Incentive Plan.

6. General Release. The Company will not be required to make the payments under Paragraph 3 (other than the Accrued Compensation under 3.A.) unless you execute and deliver to the Company the General Release as set forth in Section 6(h)(1) of your Employment Agreement. The form is of General Release is attached as Exhibit A and must be executed by you and become effective and not be revoked by you by the 55th day following the Effective Date.

7. Garden Leave Period. You agree that during the period commencing on the Effective Date and ending on September 30, 2015 (the “Garden Leave Period”), you will keep the Company informed of your whereabouts (by providing the Company with your mobile number and email address) so that you may be contacted should the need arise during normal working hours to perform any duties reasonably requested by the Company. During the Garden Leave Period, you will abide by the provisions set forth in Section 8(c) of your Employment Agreement as if the Non-Competition Period was in full force and effect until September 30, 2015. In consideration for your adherence to the obligations set forth in this Paragraph 7, during the Garden Leave Period:

A. The Company will pay you the Non-Compete/Non-Solicit Payments in the total amount of $1,500,000.

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B. The Company will pay your Salary and provide you benefits consistent with those set forth in Section 5(a) of your Employment Agreement.

C. You will continue to vest in any KCG Equity Awards and your Performance Awards as if your employment with the Company had continued through the Garden Leave Period. For the sake of clarity, the tranche of options comprising Performance Awards number A0007001 that are scheduled to vest on July 1, 2015 will remain exercisable until December 31, 2015.

D. You will continue to participate in the Company’s 401(k) Profit Sharing Plan.

8. No Other Payments. You agree that the payments under Paragraph 3 are in full satisfaction of your rights to payments and benefits under Section 6(e) of your Employment Agreement and, except with respect thereto (and except with respect to any amounts or benefits you may be entitled to receive pursuant to Paragraph 7), you have not earned and will not receive any additional compensation, severance or benefits after the Effective Date. Further, you and KCG agree that the amounts payable to you under Paragraph 3 will, as applicable, be calculated by reference to your termination as of the Effective Date and not by reference to the Garden Leave Period. You understand and agree that except for the Annual Incentive Equity (which shall be treated in accordance with Paragraph 3D), after conclusion of the Garden Leave Period, you will no longer vest in any KCG Equity Awards and any unvested awards you hold as of September 30, 2015 will be forfeited in accordance with the terms and conditions of the KCG Amended and Restated Equity Incentive and the award agreement evidencing such award.

9. Ongoing Covenants. You agree to comply with the Non-Solicitation and Non-Disparagement covenants set forth in Section 8(c) and 8(f) of your Employment Agreement and you acknowledge that in accordance with Section 7 of your Employment Agreement, you have returned all Propriety Information to KCG.

10. Future Cooperation. In accordance with Section 9 of your Employment Agreement, you agree that upon KCG’s reasonable request following your Effective Date, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by KCG arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving KCG. You will be entitled to prompt reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

11. General. This Agreement, including Exhibit A, and your Employment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and KCG with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of KCG. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and KCG, and inure to the benefit of both you and KCG, each of our respective heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will

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not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.

*            *             *

The parties have duly executed this Agreement as of the date set forth above.

KCG Holdings Inc.

/s/ John McCarthy
By:	John McCarthy
General Counsel

Accepted as of the date hereof:

/s/ George Sohos
By:	George Sohos

Exhibit A

General Release of Claims

Consistent with Section 6(h) of the letter agreement dated November 1, 2013 and executed on November 5, 2013, (the “Employment Agreement”) between me and KCG Holdings, Inc. (“Company”), and in consideration for and as a condition of my receipt of certain payments set forth in the Employment Agreement, as applicable, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company, GETCO Holding Company, LLC (“GETCO”), Knight Capital Group, Inc. (“Knight”) and their respective current and former parents and affiliated companies, as well as its and their successors, assigns, and current and former members, managers, stockholders, directors, officers, partners, agents, employees, attorneys, and administrators, from all lawsuits, causes of action, claims, demands and entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with: (1) my employment with the Company and GETCO, or if applicable, Knight, (2) my separation from employment with the Company, (3) the Employment Agreement and/or any other agreement between me and the Company (except for obligations in such agreements that survive my separation from employment), or (4) any event, fact, transaction, or matter occurring or existing on or before the date of my signing of this General Release; provided, however, that I am not releasing any claims for indemnification, claims arising from my ownership of equity interests in the Company, claims for benefits and reimbursements in accordance with the terms of the Company’s benefit plans and arrangements, or claims that may not be released as a matter of law. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims or demands that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the lawsuits, claims, demands, or actions that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such lawsuits, claims, demands, or actions against any of the persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred by them as a result of any such lawsuits, claims, demands, or actions.

This General Release specifically includes, but is not limited to, all released claims (as described above) with respect to breach of contract, employment discrimination (including any alleged violation of any federal, state or local statute or ordinance, any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, equity, stock options, benefits due, sick leave, life insurance, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort or other claims which might have been asserted by me or on my behalf in any lawsuit, charge of discrimination, demand, or claim against any of the persons or entities released herein.

I agree and understand that I am specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., a federal statute that prohibits employers from discriminating against employees who are age 40 or over. I acknowledge that:

(1) I have read and understand this General Release and sign it voluntarily and without coercion;

(2) I have been given an opportunity of twenty-one (21) days to consider this General Release;

(3) I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing; and

(4) for a period of seven (7) days following my signing of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.

If I elect to revoke this General Release within this seven-day period, I must inform the Company by delivering a written notice of revocation to the Company, c/o the General Counsel, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide the payments set forth in Section 6 of the Employment Agreement that are subject to my executing, and not revoking, this General Release. I further understand that such payments will not begin to be provided unless and until the revocation period expires without my exercising the revocation right. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

/s/ George Sohos
George Sohos

Date: 3/31/2015

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